EXHIBIT 99



                                  PRESS RELEASE

                                                     FOR ADDITIONAL INFORMATION:

                                                       Contact Christy Coulston,
                                           Vice President and Marketing Director
                                                         (707) 935-3200 Ext. 260


                         SONOMA VALLEY BANCORP DECLARES
                                  CASH DIVIDEND

SONOMA, California, February 17, 2005, - Sonoma Valley Bancorp Board Chairman Bob Nicholas announces that the company has declared a 25 cent ($0.25) cash dividend per share at a regularly scheduled Board meeting held February 16, 2005. The cash dividend is payable to shareholders of record March 1, 2005 and will be paid on March 15, 2005.

Chairman Nicholas said the company's growth and earnings record made the declaration possible. Findley Reports, Inc., a bank rating firm, recognized
Sonoma Valley Bancorp for the eleventh consecutive year as a SUPER PREMIER PERFORMING BANK , the highest designation awarded to community banks. Sonoma Valley Bancorp, with $225 Million in assets, is headquartered in Sonoma with a branch office in Glen Ellen, and the Banco de Sonoma branch in Boyes Springs.

Shares in the company are traded on the Over the Counter Bulletin Board (OTCBB) and the stock symbol is SBNK.

This news release may include forward-looking statements, which are not historical facts and which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Management believes there are benefits to shareholders in making these statements. This forward-looking statement includes, but is not limited to, the Company's ability to enhance shareholder value. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. Sonoma Valley Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.